Exhibit 99.1

	Contact:	Mark Tripp
Easton-Bell Sports, Inc
FOR IMMEDIATE RELEASE		(818) 902-5803
EASTON-BELL SPORTS, INC. REPORTS
2008 FIRST QUARTER FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports a 87.3% Increase in Net Income for First Quarter 2008
Van Nuys, CA — May 14, 2008 — Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands, will discuss its financial results for the fiscal quarter ended March 29, 2008 on a conference call to be held on Monday, May 19, 2008, beginning at 1:00 p.m. Eastern Daylight Time.
Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=1847130. In addition, interested parties may listen directly to the call by dialing 1-866-711-8198 (within the United States and Canada) or 617-597-5327 (outside the United States and Canada). The pass code for the call is 90911507. A replay of the call will be available on May 20 through June 2, 2008 by dialing 1-888-286-8010 (within the United States and Canada) or 617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 75950730.
Results for the Fiscal Quarter Ended March 29, 2008
The Company’s net sales of $182.1 million for the fiscal quarter ended March 29, 2008, increased $7.5 million, or 4.3%, as compared to $174.6 million for the fiscal quarter ended March 31, 2007. The net sales for the Company’s Team Sports segment, consisting primarily of football, baseball, softball, ice hockey and other team sports products, decreased $1.2 million, or 1.2%, as compared to the first fiscal quarter of 2007. Team Sports sales decreased primarily due to decreased sales of football and ice hockey equipment and reconditioning services, which was partially offset by increased sales of baseball and softball equipment and accessories. The net sales for the Company’s Action Sports segment, consisting primarily of cycling, snow sports, powersports and fitness related products, increased $8.7 million, or 12.0%, as compared to the first fiscal quarter of 2007. The increase resulted from the growth in sales of cycling helmets and accessories, snow helmets, eyewear and fitness related products.
The Company’s net income for the first quarter of 2008 was $2.4 million, as compared to $1.3 million for the first quarter of 2007. Adjusted EBITDA for the first quarter of 2008 was $21.7 million. A detailed reconciliation of net income to Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures,” which appears at the end of this press release.
Balance Sheet Items
Net debt totaled $460.4 million (total debt of $477.3 million less cash of $16.9 million) as of March 29, 2008, an increase of $1.7 million over such amount at December 29, 2007. The increase is due to an increase in the revolver used for seasonal working capital needs of $2.5 million, offset by a decrease in long term debt of $0.8 million. Working capital as of March 29, 2008 was $270.0 million, as compared to $262.8 million as of December 29, 2007.

About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has 31 facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2007 Annual Report on Form 10-K.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	March 29,	December 29,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,918	$16,923
Accounts receivable, net	221,958	200,380
Inventories, net	122,177	135,335
Prepaid expenses	11,433	9,774
Deferred taxes	6,782	6,782
Other current assets	4,848	5,450

Total current assets	384,116	374,644
Property, plant and equipment, net	41,237	40,622
Deferred financing fees, net	14,738	15,633
Intangible assets, net	313,873	317,225
Goodwill	203,441	203,441
Other assets	5,284	4,925

Total assets	$962,689	$956,490

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,350	$3,350
Revolving credit facility	8,000	5,500
Current portion of capital lease obligations	21	21
Accounts payable	56,525	60,586
Accrued expenses	46,251	42,338

Total current liabilities	114,147	111,795
Long-term debt, less current portion	465,788	466,625
Capital lease obligations, less current portion	139	145
Deferred taxes	25,718	25,058
Other noncurrent liabilities	13,503	11,880

Total liabilities	619,295	615,503

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at March 29, 2008 and December 29, 2007	—	—
Additional paid-in capital	338,109	337,277
Accumulated earnings (deficit)	356	(2,040)
Accumulated other comprehensive income	4,929	5,750

Total stockholder’s equity	343,394	340,987

Total liabilities and stockholder’s equity	$962,689	$956,490

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended March 29, 2008.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	March 29,	March 31,
	2008	2007
Net sales	$182,139	$174,634
Cost of sales	121,119	116,121

Gross profit	61,020	58,513
Selling, general and administrative expenses	43,635	42,226
Restructuring and other infrequent expenses	175	49
Amortization of intangibles	3,352	3,165

Income from operations	13,858	13,073
Interest expense, net	9,797	10,906

Income before income taxes	4,061	2,167
Income tax expense	1,665	888

Net income	2,396	1,279
Other comprehensive income:
Foreign currency translation adjustment	(821)	232

Comprehensive income	$1,575	$1,511

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended March 29, 2008.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for the fiscal quarter ended March 29, 2008. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, an acceleration in the repayment of amounts outstanding under our senior secured credit facility, and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the fiscal quarter ended March 29, 2008 is set forth below (amounts in thousands):

Net income for the first quarter of 2008	$2,396

Interest expense, net	9,797
Provision for taxes based on income	1,665
Depreciation expense	2,924
Amortization expense	3,352

EBITDA for first quarter of 2008	20,134

Non-cash compensation charges	832
Restructuring charges	175
Other allowable adjustments under the Company’s senior secured credit facility (1)	601

Adjusted EBITDA reported pursuant to the Company’s senior secured credit facility	$21,742

(1)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents expenses paid in connection with the recruitment, relocation and severance of senior level employees.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only supplementally.

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